EXHIBIT 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 3rd day of December, 2003 (the “Effective Date”), by and between EXAR CORPORATION, a Delaware corporation (the “Company”), and DONALD L. CIFFONE, JR. (“Executive”). This Agreement is an amendment and restatement of the Executive Employment Agreement dated December 6, 2000 between Executive and the Company, as amended and restated on June 21, 2001, March 28, 2003, and June 12, 2003.

WHEREAS, the Company desires to continue to employ Executive to provide executive management services to the Company and wishes to provide Executive with certain compensation and benefits in return for Executive’s continued services; and

WHEREAS, Executive wishes to continue to be employed by the Company and provide executive management services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE 1

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Board” means the Board of Directors of the Company.

1.2 “Cause” means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company’s policies; (iv) intentional damage to the Company’s property; (v) a material breach of the Proprietary Rights and Nondisclosure Agreement dated October 21, 1996, between the Company and Executive; or (vi) conduct which in the good faith and reasonable determination of the Board demonstrates unacceptable job performance or unfitness to serve. Physical or mental disability shall not constitute “Cause.”

1.3 “Change of Control” means (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; (iv) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, excluding in each case a capital reorganization in which the sole purpose is to change the state of incorporation of the Company, and in each case Executive is not offered a similar executive level position with the surviving entity.

1.4 “Change of Control Plan” means the Exar Corporation Executive Officers’ Change of Control Severance Benefit Plan, adopted effective as of June 24, 1999 by the Company for the benefit of certain of its eligible executive employees.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Common Stock” means the common stock of the Company.

1.7 “Company” means Exar Corporation, a Delaware corporation, or, following a Change of Control, the surviving entity resulting from such transaction.

1.8 “Executive Incentive Program” means the Executive Incentive Compensation Program maintained by the Company for the benefit of its eligible executive employees.

1.9 “Fiscal Year” means the twelve (12) month period ending on each March 31.

1.10 “Good Reason” means any one of the following events which occurs within thirteen (13) months after the effective date of a Change of Control: (i) any reduction of Executive’s rate of total compensation (including base salary and stock options); (ii) any material reduction in the package of welfare benefit plans, taken as a whole, provided to Executive (except that the terms of benefits, including without limitation employee contributions, may be changed to the extent required by third party providers) or any action by the Company that would materially adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans; (iii) any material change in Executive’s responsibilities, duties, authority, title, reporting relationship or offices resulting in any diminution of position (including, but not limited to, a change of responsibility from company-wide responsibility to division-level responsibility); (iv) request that Executive relocate to a worksite that is both more than thirty-five (35) miles from Executive’s prior worksite and more than thirty-five (35) miles from Executive’s personal residence (as of the Effective Date), unless Executive accepts such relocation opportunity; (v) failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement; or (vii) material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.

1.11 “Part-Time Employment Agreement” means the Part-Time Employment Agreement entered into by and between the Company and Executive, substantially in the form attached hereto as Exhibit A-1. Service under the Part-Time Employment Agreement shall commence as of the termination of Executive’s employment as President and Chief Executive Officer with the Company, provided that such termination is not for Cause, and further provided that such termination is not covered by Section 4.2 hereof.

1.12 “Second Part-Time Employment Agreement” means the Part-Time Employment Agreement entered into by and between the Company and Executive, substantially in the form attached hereto as Exhibit A-2.

ARTICLE 2

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of President and Chief Executive Officer, and Executive hereby accepts such employment. Executive shall serve in an executive capacity, shall continue to perform such duties as are customarily associated with the position of President and Chief Executive Officer and such other duties as are assigned to Executive by the Board, and shall report solely and directly to the Board. During the term of this Agreement, Executive shall devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) solely to the business of the Company.

2.2 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) the termination of Executive’s employment with the Company or (ii) March 31, 2005 (the “Termination Date”). Within a reasonable period of time prior to September 30, 2004, provided that Executive’s employment has not then terminated, Executive and the Company shall commence negotiations in order to determine, no later than September 30, 2004, whether to renew this Agreement immediately following its scheduled termination date on March 31, 2005 or to continue Executive’s employment without a written agreement; provided, however, that a failure to renew this Agreement shall in no way prevent either the continuation of this Agreement through March 31, 2005 or the continuation of the employment relationship beyond such date without a written agreement. Executive’s service under the Part-Time Employment Agreement shall commence as of the termination of Executive’s employment with the Company, provided that his employment is not terminated for Cause, and further provided that such termination is not covered by Section 4.2 hereof.

2.3 Employment at Will. Executive’s employment is at will, and both the Company and Executive shall have the right to terminate, with written notice, Executive’s employment with the Company at any time, and for any reason, with or without Cause. If Executive’s employment with the Company is terminated, Executive shall be eligible to receive severance benefits only to the extent provided in Article 4 of this Agreement.

2.4 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that to the extent that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.5 Second Part-Time Employment Agreement. It is anticipated that Executive will continue as Chairman of the Board in a non-executive capacity following the Termination Date (although the Company may terminate Executive as Chairman of the Board at any time, before or after the Termination Date). If Executive’s services as Chairman of the Board do not continue following the Termination Date or terminate at any time after the Termination Date and prior to the Company’s 2007 Annual Meeting of Stockholders, then, at Executive’s option, either (a) Executive shall continue to serve as a director of the Company until the expiration of his term, or (b) Executive shall immediately resign from the Board of Directors and Executive’s services under the Second Part-Time Employment Agreement shall commence as of the Termination Date or such termination date, as the case may be; provided, however, that Executive’s services under the Second Part-Time Employment Agreement shall not commence if Executive’s employment or services as Chairman of the Board shall have been terminated at any time prior to the Termination Date, at any time after the Termination Date by the Company for Cause or by the Executive for any reason or on account of Executive’s death or disability.

2.6 Travel. Executive shall have complete discretion in deciding when he shall travel for Company matters.

ARTICLE 3

COMPENSATION

3.1 Base Salary. Executive shall receive for continued employment with the Company, during the term of this Agreement, a base salary at an annual (July 1 – June 30) rate of six hundred fifteen thousand dollars ($615,000), payable in equal installments on the regular payroll dates of the Company, which payroll dates shall occur at least twice monthly, subject to applicable tax withholding. Such base salary (the “Annual Base Salary”) shall be subject to increase as determined by the Board during the annual focal review period.

3.2 Incentive Compensation Payment. During the term of this Agreement, Executive shall be eligible to receive an annual target incentive compensation payment for each Fiscal Year, beginning with the Fiscal Year ending March 31, 2002, and continuing through and including the Fiscal Year ending March 31, 2005, the amount of which incentive compensation payment shall be determined pursuant to the terms and conditions of the Company’s Executive Incentive Program based on a target award percentage equal to seventy-five percent (75%).

3.3 Stock Option Grant. The Board (i) granted to Executive on December 6, 2000 (the “Earlier Effective Date”) an option to purchase three hundred thousand (300,000) shares of Common Stock with an exercise price to be determined by the Board equal to the fair market value of Common Stock on the Earlier Effective Date, which option shall vest on each monthly anniversary date of the Earlier Effective Date as to 1/36 of the shares of Common Stock, (ii) granted and shall grant on each April 1 following the Earlier Effective Date, beginning with April 1, 2001, and continuing through and including April 1, 2003, and on April 19, 2004, an option to purchase one hundred thousand (100,000) shares of Common Stock with an exercise price to be determined by the Board equal to the fair market value of Common Stock on the relevant April 1, or April 19, as the case may be, which option shall vest on each monthly anniversary date of the relevant April 1 or April 19 as to 1/36 of the shares of Common Stock subject to the option, and (iii) shall grant on April 1, 2003 an additional option to purchase one hundred thousand (100,000) shares of Common Stock with an exercise price to be determined by the Board equal to the fair market value of Common Stock on April 1, 2003, which option shall vest on each monthly anniversary date of April 1, 2003 as to 1/36 of the shares of Common Stock subject to the option. Grants pursuant to the preceding clauses (ii) and (iii) shall be subject to appropriate adjustment in the event of a change to the Company’s Common Stock without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transactions not involving the receipt of consideration by the Company). Options granted pursuant to this Section 3.3 shall be granted under, and shall be subject to the terms of, the Company’s 2000 Equity Incentive Plan and Executive’s Stock Option Agreement thereunder.

3.4 Professional Services. The Company shall, during the term of this Agreement, reimburse Executive in an amount not to exceed ten thousand dollars ($10,000) per Fiscal Year for documented costs incurred by Executive for obtaining professional services, including, but not limited to, legal, tax planning, accounting and investment services.

3.5 Standard Company Benefits. During the term of this Agreement, Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, including health, disability, life and accidental death insurance coverage. In addition, Executive shall be entitled to receive the following benefits during the term of this Agreement:

(a) the Company shall provide Executive with four (4) weeks’ paid vacation for each Fiscal Year (plus paid holidays), which Executive may take in accordance with the Company’s standard policy regarding vacation time;

(b) the Company shall provide Executive with life insurance coverage pursuant to a term life insurance policy with a benefit amount equal to one million dollars ($1,000,000).

(c) the Company shall provide Executive with a monthly automobile allowance equal to three thousand dollars ($3,000); and

(d) the Company, pursuant to the terms and conditions of the Company’s Executive Health Plan, shall reimburse Executive up to ten thousand dollars ($10,000) for each Fiscal Year for the documented cost of covered medical expenses, without the need for any contribution by Executive.

After the Termination Date and while Executive serves as a part-time employee pursuant to the Second Part-Time Employment Agreement, Executive shall be entitled to (i) the benefits described in the first sentence of this Section 3.5 and (ii) continued coverage under the life insurance policy described in Section 3.5(b), provided that Executive shall be obligated to pay the premiums on such policy at any time after the Termination Date.

3.6 Employment Beyond Termination Date of this Agreement. Sections 3.4 and 3.5 shall continue to apply to Executive for so long as he is employed by the Company on a full-time basis, whether or not pursuant to this Agreement.

ARTICLE 4

SEVERANCE AND CHANGE OF CONTROL BENEFITS

4.1 Severance Benefits for Certain Terminations Without Regard to Change of Control. If Executive’s employment as President and Chief Executive Officer of the Company is terminated by the Company without Cause during the term of this Agreement and prior to the effective date of a Change of Control, Executive shall, within thirty (30) days following the date on which the Release described in Section 4.3 becomes effective in accordance with its terms, receive the following severance benefits: (i) a lump sum payment equal to the sum of Executive’s Annual Base Salary as in effect during the last regularly scheduled payroll period immediately preceding the termination of Executive’s employment as President and Chief Executive Officer plus an additional amount equal to (A) if Executive’s employment is terminated prior to October 1, the greater of the incentive compensation payment actually paid to Executive under the Executive Incentive Program for the last Fiscal Year ending with or prior to the termination date of Executive’s employment as President and Chief Executive Officer or the target incentive compensation payment for such last Fiscal Year, or (B) if Executive’s employment as President and Chief Executive Officer is terminated on or after October 1, the greater of the target incentive compensation payment that Executive could become entitled to receive under the Executive Incentive Program for the Fiscal Year in which Executive’s employment as President and Chief Executive Officer is terminated or the incentive compensation payment actually paid to Executive under the Executive Incentive Program for the last Fiscal Year ending with or prior to the termination date of Executive’s employment as President and Chief Executive Officer, such lump sum payment to be subject to applicable tax withholding; and (ii) Executive shall be credited with twelve (12) months of additional vesting under all unvested outstanding options to purchase Common Stock then held by Executive, and all options held by Executive shall be exercisable for up to fifteen (15) months following the termination of Executive’s employment. For purposes of clause (ii) in the preceding sentence, Executive shall receive the option vesting credit and continued option exercisability therein provided only if Executive has executed the Part-Time Employment Agreement, and in the event of termination of the Part-Time Employment Agreement for any reason, such vesting credit shall cease and continued option exercisability shall be determined solely in accordance with the terms of grant of the then outstanding vested options.

4.2 Severance Benefits for Certain Terminations Within Thirteen (13) Months Following Change of Control.

(a) Severance Benefits. If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case within thirteen (13) months following the effective date of a Change of Control and during the term of this Agreement, Executive shall, within thirty (30) days following the date on which the Release described in Section 4.3 becomes effective in accordance with its terms, receive the following severance benefits: (i) a lump sum payment equal to two (2) times the sum of Executive’s Annual Base Salary as in effect during the last regularly scheduled payroll period immediately preceding the termination date of Executive’s employment plus an additional amount equal to (A) if Executive’s employment is terminated prior to October 1, the greater of the incentive compensation payment actually paid to Executive under the Executive Incentive Program for the last Fiscal Year ending with or prior to the termination date of Executive’s employment or the target incentive compensation payment for such last Fiscal Year, or (B) if Executive’s employment is terminated on or after October 1, the greater of the target incentive compensation payment that Executive could become entitled to receive under the Executive Incentive Program for the Fiscal Year in which Executive’s employment is terminated or the incentive compensation payment actually paid to Executive under the Executive Incentive Program for the last Fiscal Year ending with or prior to the termination date of Executive’s employment, such lump sum payment to be subject to applicable tax withholding; and (ii) the vesting and exercisability of all unvested outstanding options to purchase Common Stock then held by Executive shall be fully accelerated.

(b) Tax Gross-Up Payment. In the event it shall be determined, either by the Company or by a final determination of the Internal Revenue Service, that any payment, distribution or benefit by or from the Company to or for the benefit of Executive pursuant to Section 4.2(a) or otherwise (the “Payment”) would cause Executive to become subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to or for the benefit of Executive, within the later of ninety (90) days of the termination date of Executive’s employment or ninety (90) days of the date of determination referred to above, an additional amount (the “Gross-Up Payment”) in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as any income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal, state and local income taxes at the highest nominal marginal rate of such federal, state and local income taxation in the calendar year in which the Gross-Up Payment is due, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account to determine the amount of the Gross-Up Payment, then Executive shall repay to the Company at that time the portion of the Gross-Up Payment attributable to such reduction (plus an amount equal to any tax reduction, whether of the Excise Tax, any applicable income tax, or any applicable employment tax, which Executive has received as a result of such initial repayment). In the event that the Excise Tax is subsequently determined, whether by the Company or by a final determination of the Internal Revenue Service, to be more than the amount taken into account to determine the amount of the Gross-Up Payment, then the Company shall pay to Executive an additional amount, which shall be determined using the same methods as were used for calculating the Gross-Up Payment, with respect to such excess. For purposes of this Section 4(b), a determination of the Internal Revenue Service as to the amount of Excise Tax for which an Executive is liable shall not be treated as final until the time that either (i) the Company agrees to acquiesce to the determination of the Internal Revenue Service or (ii) the determination of the Internal Revenue Service has been upheld in a court of competent jurisdiction and the Company decides not to appeal such judicial decision or such decision is not appealable. If the Company chooses to contest the determination of the Internal Revenue Service, then all costs, attorneys’ fees, charges assessed and other expenses shall be borne and paid when due by the Company.

4.3 Release. Upon the occurrence of a termination that would entitle Executive to receive severance benefits pursuant to Sections 4.1 or 4.2 that are conditioned upon the execution of an effective release, and prior to the receipt of such severance benefits, Executive shall execute a release (the “Release”) in the form attached hereto as Exhibit B or Exhibit C, as appropriate. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement. It is understood that Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, none of the aforesaid benefits shall be payable under this Agreement.

4.4 Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or otherwise.

4.5 Other Terminations. Only terminations of employment described in the foregoing provisions of this Article 4 shall entitle Executive to severance benefits pursuant to the terms of this Agreement. Accordingly, terminations for any reason not so described (such as, without limitation, on account of Executive’s disability or death) shall not entitle Executive to such severance benefits; provided, however, that the provisions of this Article 4 shall continue to apply to Executive with respect to terminations of employment with the Company described in Sections 4.1 and 4.2 even if, at the time of such termination, Executive is not employed pursuant to this Agreement.

ARTICLE 5

OUTSIDE ACTIVITIES

During the term of Executive’s employment by the Company and continuing through the term of the Part-Time Employment Agreement or the Second Part-Time Employment Agreement, as the case may be, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that was known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Notwithstanding the foregoing, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. In addition,

Executive may, with approval of the Board, serve as a director on the boards of directors of other corporations and business entities so long as such corporations or business entities do not compete directly with the Company, in any area of the world, in any line of business engaged in (or planned to be engaged in) by the Company, and so long as such service does not materially interfere with the performance of Executive’s duties hereunder. Executive also may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

ARTICLE 6

NONINTERFERENCE

While employed by the Company in a full or part-time capacity, and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee of or a consultant or independent contractor to or for any person, corporation, firm, partnership or other entity whatsoever. Executive’s duties under this Article 6 shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1 Notices. Subject to the remaining provisions of this Section 7.1, any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll. Any termination by the Company, whether or not for Cause, or by Executive for Good Reason, shall be communicated by a Notice of Termination to the other party hereto given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, if to the Executive, then to Executive at his address as set forth in the Company’s records, and, if to the Company, to Exar Corporation, 48720 Kato Road, Fremont, California 94538 Attention: Law Department. For purposes of this Agreement, a Notice of Termination means a written notice which (i) indicates the specific termination provision in the Agreement relied upon and (ii) if the termination date of Executive’s employment is other than the date of receipt of such notice, specifies such termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or of Good Reason shall not waive any right of the Company or of Executive, respectively, or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing its or his rights under this Agreement.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement, unless such waiver is agreed to in writing by both parties.

7.4 Complete Agreement. As of the Effective Date, this Agreement wholly supersedes and renders without further force or effect the Employment Agreement between Executive and the Company dated December 6, 2000, as amended on June 21, 2001, the letters dated September 9, 1996 and September 10, 1996 from the Company to Executive (which letters set forth, respectively, the terms of Executive’s employment by the Company and Executive’s severance benefits following either a Change of Control or the termination of his employment without cause), the Change of Control Plan, to the extent that it may apply to Executive, and all other agreements relating to compensation and benefits between the Company and Executive, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Executive and by an officer of the Company.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that (i) Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably and (ii) the Company may assign its rights and duties hereunder only to a parent or subsidiary of the Company or to a corporation or other entity that will become the Company’s successor in interest due to a merger, consolidation, acquisition or similar transaction.

7.8 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Santa Clara County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this Section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

7.9 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

7.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to its principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXAR CORPORATION

By:

Date:

Accepted and Agreed This 3rd Day of December, 2003

Donald L. Ciffone, Jr.

Exhibit A-1	Part-Time Employment Agreement
Exhibit A-2	Second Part-Time Employment Agreement
Exhibit B	Release (Individual Termination)
Exhibit C	Release (Group Termination)

EXHIBIT A-1

PART-TIME EMPLOYMENT AGREEMENT

PART-TIME EMPLOYMENT AGREEMENT

This PART-TIME EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the day of 200  , by and between EXAR CORPORATION, including its affiliates and wholly owned subsidiaries, a Delaware corporation, with its principal place of business at 48720 Kato Road, Fremont, California 94538 (the “Company”), and DONALD L. CIFFONE, JR., an individual residing at (the “Employee”).

FOR AND IN CONSIDERATION of the mutual promises and conditions set forth below, the Company and Employee agree as follows:

1.	SERVICES

The Company agrees to retain Employee for the term specified in Section 2 to render services to the Company in the field of Employee’s expertise for the purpose of providing executive management services. Employee shall exercise his best skill and judgment in performing such services under this Agreement.

2.	TERM

The Effective Date of this Agreement shall be the date on which Employee’s employment as President and Chief Executive Officer of the Company is terminated pursuant to the Executive Employment Agreement entered into as of December 6, 2000 between the Company and Executive and as subsequently amended (the “Employment Agreement”); provided, however, that the Effective Date shall not occur and this Agreement shall have no force or effect in the event that Employee’s employment with the Company is terminated by the Company for Cause, as such term is defined in the Employment Agreement, or on account of Employee’s death or disability. Employee’s service under this Agreement shall continue until the one (1) year anniversary of the Effective Date, unless terminated earlier as provided in Section 5, although the parties hereto may agree in writing to extend the term of Employee’s service under this Agreement. Employee’s commencement and continuation of service under this Agreement shall constitute continuous service with the Company for purposes of continued vesting and exercisability of any outstanding Company stock options or Company restricted stock held by Employee as of the Effective Date.

3.	COMPENSATION

The Company will pay Employee compensation for his employment in an amount equal to one thousand dollars ($1,000) per month during the term of this Agreement. Payment to Employee shall be mailed to his address, as listed in Section 10. Employee acknowledges that, except as expressly provided in this Agreement or Article 4 of the Employment Agreement (to the extent applicable), Employee will not receive from the Company any additional compensation (including, but not limited to, salary or bonuses) or benefits including, but not limited to, severance, stock, stock options and retirement benefits. After the Effective Date, Employee will not accrue any additional vacation under Company’s vacation policy.

4.	OBLIGATIONS

During the term of this Agreement, you will devote up to a maximum of four (4) hours per month to the Company (or any affiliated company) as the Company’s Chief Executive Officer may direct.

5.	TERMINATION

(a) Either party may, at its option, terminate this Agreement if the other party: (i) defaults in the performance of a material obligation hereunder, provided such default has not been corrected within thirty (30)—days after receipt of notice describing such default; (ii) becomes a party to any proceeding involving his or its bankruptcy or other insolvency; or (iii) ceases to be actively engaged in business or financially incapable of fulfilling its obligations under this Agreement.

(b) This Agreement shall terminate automatically upon Executive’s commencement of services under the Second Part-Time Employment Agreement (as defined in the Employment Agreement).

(c) Nothing contained herein shall limit any other remedies that either party may have for the default of the other party under this Agreement.

6.	CONFIDENTIALITY

The nature of the work performed and any information belonging to the Company or any third party with which Employee may become familiar will be treated as confidential and may not be disclosed without the written consent of the Company, except as provided herein. Employee agrees to keep in strictest confidence all information relating to the business affairs of the Company which may be acquired in connection with or as a result of this Agreement. During the term of this Agreement and at any time thereafter, without the prior written consent of the Company, Employee will not publish, communicate, divulge, disclose or use any of such information which has been designated as secret, confidential or proprietary, or from the surrounding circumstances of which ought to be treated as secret or confidential.

7.	NON-SOLICITATION/HIRE

During the term of this Agreement, and for one (1) year following the date on which Employee’s services under this Agreement are terminated, Employee agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company, to terminate such employee’s employment in order to become an employee of or a consultant or independent contractor to or for any person, corporation, firm, partnership or other entity whatsoever. Employee’s duties under this Section 7 shall survive termination of Employee’s services for the Company and the termination of this Agreement.

8.	NONCOMPETE

During the term of this Agreement, except on behalf of the Company, Employee shall not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor,

associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that was known by Employee to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Notwithstanding the previous sentence, Employee may own, as a passive investor, securities of any competitor corporation, so long as Employee’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. In addition, Employee may, with approval of the Board of Directors of the Company, serve as a director on the boards of directors of other corporations and business entities so long as such corporations or business entities do not compete directly with the Company; in any area of the world, in any line of business engaged in (or planned to be engaged in) by the Company, and so long as such service does not materially interfere with the performance of Employee’s duties hereunder.

9.	TAXES

All payments under this Agreement or otherwise shall be subject to withholding for any income taxes or other taxes or required withholdings.

10.	NOTICES

Any notice or other communication required to be given under the terms of this Agreement shall be deemed to have been given upon personal delivery or upon the lapse of three (3) days following deposit for delivery by certified or registered United States mail, postage fully prepaid and addressed to the party at the Company’s or Employee’s respective address as shown herein (or at such other address to which one party gives the other by the same means of notice).

Notice and payment to Employee shall be sent to the following address:

___________________________

___________________________

___________________________

___________________________

Notice to the Company shall be sent to the following address:

EXAR CORPORATION

48720 Kato Road

Fremont, California 94538

Attn: Legal Department

11.	GENERAL

(a) This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between them relating to the subject matter hereunder (with the exception of the Employment Agreement, certain provisions of which, by their terms, may continue in effect during the term of this Agreement), and no modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

(b) The rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereto subject themselves to the jurisdiction of the state and federal courts of the State of California residing within the County of Alameda with respect to any dispute, disagreement or claim arising hereunder, and agree that any such dispute, disagreement or claim shall be exclusively resolved by such California state or federal court.

(c) The prevailing party in any legal, arbitration or dispute resolution action brought by one party against the other regarding the performance, interpretation, enforcement or with respect to any matter arising out of or in connection with this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ fees.

(d) Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other. Subject to this restriction, this Agreement shall benefit and bind the successors and assigns of the parties.

The parties hereto have caused this Agreement to be executed as of the date first above written.

EXAR CORPORATION	DONALD L. CIFFONE, JR.

By:	By:

Title:	Title:

Date:	Date:

EXHIBIT A-2

SECOND PART-TIME EMPLOYMENT AGREEMENT

SECOND PART-TIME EMPLOYMENT AGREEMENT

This SECOND PART-TIME EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the              day of 200  , by and between EXAR CORPORATION, including its affiliates and wholly owned subsidiaries, a Delaware corporation, with its principal place of business at 48720 Kato Road, Fremont, California 94538 (the “Company”), and DONALD L. CIFFONE, JR., an individual residing at (the “Employee”).

FOR AND IN CONSIDERATION of the mutual promises and conditions set forth below, the Company and Employee agree as follows:

1.	SERVICES

The Company agrees to retain Employee for the term specified in Section 2 to render services to the Company in the field of Employee’s expertise for the purpose of providing executive management services. Employee shall exercise his best skill and judgment in performing such services under this Agreement.

2.	TERM

Employee’s service under this Agreement shall continue until the Company’s 2007 Annual Meeting of Stockholders, unless terminated earlier as provided in Section 5, although the parties hereto may agree in writing to extend the term of Employee’s service under this Agreement. Employee’s commencement and continuation of service under this Agreement shall constitute continuous service with the Company for purposes of continued vesting and exercisability of any outstanding Company stock options or Company restricted stock held by Employee as of the effective date hereof (“Effective Date”).

3.	COMPENSATION

The Company will pay Employee compensation for his employment in an amount equal to ten thousand dollars ($10,000) per month during the term of this Agreement. Payment to Employee shall be mailed to his address, as listed in Section 10. Employee acknowledges that, except as expressly provided in this Agreement or Section 3.5 or Article 4 of the Employment Agreement (to the extent applicable), Employee will not receive from the Company any additional compensation (including, but not limited to, salary or bonuses) or benefits including, but not limited to, severance, stock, stock options and retirement benefits. After the Effective Date, Employee will not accrue any additional vacation under Company’s vacation policy.

4.	OBLIGATIONS

During the term of this Agreement, you will devote up to a maximum of eight (8) hours per week to the Company (or any affiliated company) as the Company’s Chief Executive Officer may direct.

5.	TERMINATION

(a) Either party may, at its option, terminate this Agreement if the other party: (i) defaults in the performance of a material obligation hereunder, provided such default has not been corrected within thirty (30)—days after receipt of notice describing such default; (ii) becomes a party to any proceeding involving his or its bankruptcy or other insolvency; or (iii) ceases to be actively engaged in business or financially incapable of fulfilling its obligations under this Agreement.

(b) Nothing contained herein shall limit any other remedies that either party may have for the default of the other party under this Agreement.

6.	CONFIDENTIALITY

The nature of the work performed and any information belonging to the Company or any third party with which Employee may become familiar will be treated as confidential and may not be disclosed without the written consent of the Company, except as provided herein. Employee agrees to keep in strictest confidence all information relating to the business affairs of the Company which may be acquired in connection with or as a result of this Agreement. During the term of this Agreement and at any time thereafter, without the prior written consent of the Company, Employee will not publish, communicate, divulge, disclose or use any of such information which has been designated as secret, confidential or proprietary, or from the surrounding circumstances of which ought to be treated as secret or confidential.

7.	NON-SOLICITATION/HIRE

During the term of this Agreement, and for one (1) year following the date on which Employee’s services under this Agreement are terminated, Employee agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company, to terminate such employee’s employment in order to become an employee of or a consultant or independent contractor to or for any person, corporation, firm, partnership or other entity whatsoever. Employee’s duties under this Section 7 shall survive termination of Employee’s services for the Company and the termination of this Agreement.

8.	NONCOMPETE

During the term of this Agreement, except on behalf of the Company, Employee shall not directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that was known by Employee to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Notwithstanding the previous sentence, Employee may own, as a passive investor, securities of any competitor corporation, so long as Employee’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. In addition, Employee may, with approval of the Board of Directors of the Company, serve as a director on the boards of directors of other corporations and business entities so long as such corporations or business entities do not compete directly with the Company; in any area of the world, in any line of business engaged in (or planned to be engaged in) by the Company, and so long as such service does not materially interfere with the performance of Employee’s duties hereunder.

9.	TAXES

All payments under this Agreement or otherwise shall be subject to withholding for any income taxes or other taxes or required withholdings.

10.	NOTICES

Any notice or other communication required to be given under the terms of this Agreement shall be deemed to have been given upon personal delivery or upon the lapse of three (3) days following deposit for delivery by certified or registered United States mail, postage fully prepaid and addressed to the party at the Company’s or Employee’s respective address as shown herein (or at such other address to which one party gives the other by the same means of notice).

Notice and payment to Employee shall be sent to the following address:

___________________________

___________________________

___________________________

___________________________

Notice to the Company shall be sent to the following address:

EXAR CORPORATION

48720 Kato Road

Fremont, California 94538

Attn: Legal Department

11.	GENERAL

(a) This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between them relating to the subject matter hereunder (with the exception of the Employment Agreement, certain provisions of which, by their terms, may continue in effect during the term of this Agreement), and no modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

(b) The rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereto subject themselves to the jurisdiction of the state and federal courts of the State of California residing within the County of Alameda with respect to any dispute, disagreement or claim arising hereunder, and agree that any such dispute, disagreement or claim shall be exclusively resolved by such California state or federal court.

(c) The prevailing party in any legal, arbitration or dispute resolution action brought by one party against the other regarding the performance, interpretation, enforcement or with respect to any matter arising out of or in connection with this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ fees.

(d) Neither party shall assign this Agreement or any rights hereunder without the prior written consent of the other. Subject to this restriction, this Agreement shall benefit and bind the successors and assigns of the parties.

The parties hereto have caused this Agreement to be executed as of the date first above written.

EXAR CORPORATION	DONALD L. CIFFONE, JR.

By:	By:

Title:	Title:

Date:	Date:

EXHIBIT B

RELEASE

(INDIVIDUAL TERMINATION)

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, in consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company or any claim to severance benefits pursuant to the terms of the Agreement), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release is executed by me.

DONALD L. CIFFONE, JR.

Date:

EXHIBIT C

RELEASE

(GROUP TERMINATION)

Certain capitalized terms used in this Release are defined in the Executive Employment Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend -to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor:” I hereby expressly waive and relinquish all rights and benefits under that Section and any law of any jurisdiction of-similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, in consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge the Company, its parents, and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on any employment with the Company or any claim to severance benefits pursuant to the terms of the Agreement), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for. personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“AREA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the AREA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day (8th) after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

DONALD L. CIFFONE, JR.

Date: